                                                                    Exhibit 99.2

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Rail Van, Inc.

   In our opinion, the accompanying consolidated balance sheet as of December 31, 1999 and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the consolidated financial position of Rail Van, Inc. (the Company) as of December 31, 1999, and the consolidated results of its operations and its consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                                          /s/ PricewaterhouseCoopers LLP

Columbus, Ohio
March 24, 2000

                                 RAIL VAN, INC.

                          CONSOLIDATED BALANCE SHEETS
           As of December 31, 1999 and September 30, 2000 (Unaudited)

                                                     December 31, September 30,
                                                         1999         2000
                                                     ------------ -------------
                                                                   (unaudited)
                       ASSETS                              (in millions)
Current assets
  Cash and cash equivalents.........................    $  .4         $  --
  Accounts receivable
    Trade--less allowance for doubtful accounts of
     $1,000,000 and $2,962,000, respectively........     83.2          79.2
    Railroad incentives.............................      2.7           1.7
    Shareholders and employees......................       .2            .1
    Accounts receivable, Maersk, Inc. ..............       --           1.0
    Affiliated entities.............................       .1            .1
    Other...........................................       .4            .3
  Investment in Maersk Rail Van.....................       --            .6
  Prepaid expenses and other current assets.........       .3            .7
                                                        -----         -----
    Total current assets............................     87.3          83.7
                                                        -----         -----
  Property and equipment, net.......................      4.3           5.6
  Investment in Ratliff Logistics...................       .2            .3
  Other assets......................................       .3            .2
                                                        -----         -----
Total assets........................................    $92.1         $89.8
                                                        =====         =====
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable
    Trade...........................................    $57.7         $54.0
    Bank overdrafts.................................      8.2           2.2
    Customer incentives.............................      1.3            .5
  Revolving line of credit..........................     11.3          22.9
  Shareholder distributions payable.................      1.2            .4
  Current maturities of capital lease obligations...       .2            .1
  Minority interest--Maersk, Inc. ..................       --            .6
  Other accrued liabilities.........................      2.1           1.7
                                                        -----         -----
    Total current liabilities.......................     82.0          82.4
Capital lease obligations...........................       .8           1.0
                                                        -----         -----
Total liabilities...................................     82.8          83.4
                                                        -----         -----
Shareholders' equity
  Class A common stock, no par value; 60 shares
   authorized, issued and outstanding...............       --            --
  Class B common stock, no par value; 7,140 shares
   authorized, issued and outstanding...............       --            --
  Retained earnings.................................      9.3           6.4
                                                        -----         -----
    Total shareholders' equity......................      9.3           6.4
                                                        -----         -----
Total liabilities and shareholders' equity..........    $92.1         $89.8
                                                        =====         =====

  The accompanying notes are an integral part of these consolidated financial statements.

                                 RAIL VAN, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
  For the Year Ended December 31, 1999 and the Nine Months Ended September 30,
                     2000 (Unaudited) and 1999 (Unaudited)

                                                        Nine Months Ended
                                                   ---------------------------
                                      December 31, September 30, September 30,
                                          1999         2000          1999
                                      ------------ ------------- -------------
                                                    (unaudited)   (unaudited)
                                                   (in millions)
Net revenues.........................    $513.1       $364.4        $368.8
Line haulage expenses................     474.5        332.5         341.4
                                         ------       ------        ------
  Gross profit.......................      38.6         31.9          27.4
Selling, general and administrative
 expenses............................      33.9         31.6          23.9
                                         ------       ------        ------
  Income from operations.............       4.7           .3           3.5
                                         ------       ------        ------
Other income (expense)
  Interest expense...................       (.8)         (.9)          (.6)
  Equity income from Ratliff
   Logistics.........................        .1           --            .1
  Other, net.........................        --           .1            --
                                         ------       ------        ------
                                            (.7)         (.8)          (.5)
                                         ------       ------        ------
Net income (loss)....................    $  4.0       $  (.5)       $  3.0
                                         ======       ======        ======


  The accompanying notes are an integral part of these consolidated financial statements.

                                 RAIL VAN, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  For the Year Ended December 31, 1999 and the Nine Months Ended September 30,
                                2000 (Unaudited)

                                      Common Stock
                               --------------------------              Total
                                Number    Number          Retained Shareholders'
                               of Shares of Shares Amount Earnings    Equity
                               --------- --------- ------ -------- -------------
                                Class A   Class B             (in millions)
Balances, January 1, 1999....      60      7,140   $  --   $ 7.7       $ 7.7
  Net income.................      --         --      --     4.0         4.0
  Distributions to
   shareholders ($342.90 per
   share)....................      --         --      --    (2.4)       (2.4)
                                  ---      -----   -----   -----       -----
Balances, December 31, 1999..      60      7,140      --     9.3         9.3

Unaudited:
  Net loss...................      --         --      --     (.5)        (.5)
  Distributions to
   shareholders ($330.95 per
   share)....................      --         --      --    (2.4)       (2.4)
                                  ---      -----   -----   -----       -----
Balances, September 30,
 2000........................      60      7,140   $  --   $ 6.4       $ 6.4
                                  ===      =====   =====   =====       =====


  The accompanying notes are an integral part of these consolidated financial statements.

                                 RAIL VAN, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  For the Year Ended December 31, 1999 and the Nine Months Ended September 30,
                     2000 (Unaudited) and 1999 (Unaudited)

                                                         Nine Months Ended
                                                    ---------------------------
                                       December 31, September 30, September 30,
                                           1999         2000          1999
                                       ------------ ------------- -------------
                                                     (unaudited)   (unaudited)
                                                    (in millions)
Cash flows from operating activities
  Net income (loss)...................    $  4.0        $ (.5)        $ 3.0
Adjustment to reconcile net income
 (loss) to net cash provided by (used
 in) operating activities:
  Depreciation........................        .9          1.4            .7
  Provision for doubtful accounts.....        .6          2.0            .5
  Income from investment in Ratliff
   Logistics..........................       (.1)          --           (.1)
  Change in certain assets and
   liabilities:
    Accounts receivable...............     (20.2)         2.2           5.8
    Other assets......................       (.4)         (.3)          (.2)
    Accounts payable--trade...........       9.2         (3.8)         (3.7)
    Customer incentives...............        .4          (.8)           .1
    Accrued expenses..................        .8          (.4)          1.0
                                          ------        -----         -----
      Net cash provided by (used in)
       operating activities...........      (4.8)         (.2)          7.1
                                          ------        -----         -----
Cash flows from investing activities
  Capital expenditures................      (1.8)        (2.4)         (1.3)
  Investment in Maersk Rail Van.......        --          (.6)           --
  Proceeds from disposal of assets....        .2           --            .2
                                          ------        -----         -----
    Net cash used in investing
     activities.......................      (1.6)        (3.0)         (1.1)
                                          ------        -----         -----
Cash flows from financing activities
  Net proceeds (payments) on revolving
   line of credit.....................       3.4         11.7          (4.0)
  Net bank overdraft increase
   (decrease).........................       5.2         (6.0)           .7
  Capital contribution from minority
   interest...........................        --           .6            --
  Payment of capital lease
   obligations........................       (.2)         (.3)          (.1)
  Distributions to shareholders.......      (2.4)        (3.2)         (2.4)
                                          ------        -----         -----
    Net cash provided by (used in)
     financing activities.............       6.0          2.8          (5.8)
                                          ------        -----         -----
Net increase (decrease) in cash and
 cash equivalents.....................       (.4)         (.4)           .2
Cash and cash equivalents, beginning
 of period............................        .8           .4            .8
                                          ------        -----         -----
Cash and cash equivalents, end of
 period...............................    $   .4        $  --         $ 1.0
                                          ======        =====         =====
Supplemental Cash Flow Disclosures
  Cash paid for interest..............    $   .8        $ 1.0         $  .6
                                          ======        =====         =====
  Shareholder distributions payable...    $  1.2        $  .4         $  .1
                                          ======        =====         =====
  Equipment acquired under capital
   leases.............................    $  1.2        $  .4         $  .9
                                          ======        =====         =====

  The accompanying notes are an integral part of these consolidated financial statements.

                                RAIL VAN, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   December 31, 1999 and September 30, 2000 (unaudited) and 1999 (unaudited)

1. Description of Business

   Rail Van, Inc. was organized in 1984. The Company's principal activity is the conduct of operations as an intermodal marketing company specializing in transportation and logistics management programs utilizing railroad and trucking companies for national and international customers.

2. Summary of Significant Accounting Policies

Basis of Presentation

   The accompanying consolidated financial statements include Rail Van, Inc. and its 99.9% owned subsidiary, Transportes Rail Van, S. de R.L. de C.V. (collectively the Company). All significant intercompany transactions and balances have been eliminated in consolidation. On December 22, 2000, the Company was sold to Pacer International, Inc. The transaction was accounted for as a purchase; accordingly, these financial statements are presented on a historical basis and do not include any adjustments related to the acquisition of the Company (see Note 11).

Interim Financial Information

   The unaudited interim consolidated financial statements as of September 30, 2000 and for the nine-month periods ended September 30, 2000 and 1999 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10Q and Article 10 of Regulation SX. Accordingly, they may not contain all information required by accounting principles generally accepted in the United States of America to be included in a full set of financial statements. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, that are necessary for fair presentation have been included. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for any full fiscal year.

Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and short-term investments with an original maturity date of three months or less. Cash is maintained primarily in one bank.

Property and Equipment

   Property and equipment are recorded at cost. Significant additions or improvements extending asset lives are capitalized, while maintenance and repair costs are expensed as incurred. The cost and accumulated depreciation for assets sold, retired or otherwise disposed of are removed from the accounts at the time of disposition, and the resulting gains or losses are reflected in operations.

Capitalized Software Costs

   The Company capitalizes the cost of developing computer software for internal use. Such costs include all direct external consulting fees and purchased software costs. Capitalized costs are amortized over four years using the straight-line method. Software costs capitalized during the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited) amounted to $1.2 million and $2.2 million, respectively. Amortization of software costs for the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited) was $.4 million, $.7 million and $.3 million, respectively.

Income Taxes

   The Company's shareholders have elected to be treated as an S corporation for federal and state income tax purposes. Accordingly, the Company is not required to pay federal and state income taxes, and the Company's

                                RAIL VAN, INC.

   December 31, 1999 and September 30, 2000 (unaudited) and 1999 (unaudited)

shareholders include their respective share of the Company's taxable income in their individual income tax returns.

Revenue Recognition

   The Company recognizes revenue when shipments are complete. Provisions for discounts and rebates from vendors and to customers are recognized when earned.

Fair Value of Financial Instruments

   The carrying amounts of trade accounts receivable, other assets, accounts payable and accrued expenses approximate fair value due to their short-term maturities. The carrying value of the revolving line of credit approximates fair value due to its variable interest rate.

Advertising

   Advertising costs are expensed as incurred. Advertising costs for the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited) were $.2 million, $.1 million and $.2 million, respectively.

Concentration of Credit Risk and Major Customers

   The Company's largest customer (consisting of nine divisions) and second largest customer (consisting of 13 divisions) accounted for approximately 40% and 14%, respectively, of the Company's year ended December 31, 1999 net revenues and approximately 39% and 9%, respectively, and 39% and 16%, respectively, of the Company's nine months ended September 30, 2000 (unaudited) and 1999 (unaudited) net revenues. Likewise, the Company's largest customer and second largest customer comprised approximately 38% and 5%, respectively, of the total trade receivable balances at December 31, 1999 and approximately 30% and 7%, respectively, of the total trade receivable balances at September 30, 2000 (unaudited). Credit risk associated with the Company's trade receivables is limited due to the wide geographic, industry and divisional dispersion of the Company's customers.

Dependence on Railroads and Equipment and Service Availability

   The Company is dependent upon the major railroads in the United States for substantially all of the intermodal services it provides. In many markets, rail services are limited to a few railroads or even a single railroad. Consequently, a reduction in or elimination of rail service to a particular market is likely to adversely affect the Company's ability to provide intermodal transportation services to some of the Company's customers. Furthermore, significant rate increases, work stoppage or adverse weather conditions can impact the railroads and, therefore, the Company's ability to provide cost-effective services to its customers.

   In addition, the Company is dependent in part on the availability of rail, truck and ocean services provided by independent third parties. If the Company were unable to secure sufficient equipment or other transportation services to meet its customers' needs, its results of operations could be materially adversely affected on a temporary or permanent basis.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

                                RAIL VAN, INC.

   December 31, 1999 and September 30, 2000 (unaudited) and 1999 (unaudited)

statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include allowance for doubtful accounts and line haulage costs. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements (unaudited)

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000, with earlier application encouraged. In June 2000, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--on Amendment to FASB Statement No. 133, which modifies certain provisions and definitions in accounting principles used in accounting for derivative instruments and hedging activities. The Company is evaluating the possible effect, if any, of SFAS No. 133 and has not yet determined the impact of this pronouncement, as amended by SFAS No. 138.

   In December 1999, the Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletins No. 101A and 101B. These bulletins summarize certain of the staff's views about applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. The Company will be required to follow the guidance in SAB 101 no later than its fourth quarter of 2000, with restatement of earlier quarters in 2001 required, if necessary. The SEC has recently issued further guidance with respect to adoption of specific issues addressed by SAB 101. The Company is currently assessing the impact, if any, SAB 101 may have on its consolidated financial position or results of operations.

3. Property and Equipment

   Property and equipment and estimated useful lives consist of the following:

                                        December 31, September 30, Useful
                                            1999         2000       Life
                                        ------------ ------------- -------
                                                   (unaudited)
                                              (in millions)
   Data processing equipment and
    software...........................    $ 4.0         $ 6.2     3 Years
   Data processing equipment and
    software under capital lease.......      1.2           1.6     4 Years
   Furniture and other equipment.......      1.0           1.2     7 Years
                                           -----         -----
     Property and equipment............      6.3           9.0
     Less accumulated depreciation.....     (2.0)         (3.4)
                                           -----         -----
       Property and equipment, net.....    $ 4.3         $ 5.6
                                           =====         =====

4. Debt

   At December 31, 1999, the Company had a $15.0 million revolving line of credit agreement with a bank. Interest at December 31, 1999 was payable using LIBOR rate plus 100 basis points (6.82% at December 31, 1999 and 7.62% at September 30, 2000 (unaudited)) for amounts borrowed up to $5.0 million, and amounts borrowed in excess of $5,000,000 are payable at the bank's prime rate less 25 basis points (8.25% at December 31, 1999 and 9.25% at September 30, 2000 (unaudited)). Available amounts under the line of credit at December 31, 1999 amounted to approximately $3.7 million. The line of credit is collateralized by substantially all assets of the Company and contains various restrictive covenants including maintaining minimum amounts of tangible net worth.

   September 30, 2000 (unaudited):

   In May 2000, the Company renegotiated and increased its revolving line of credit to $19.0 million expiring on May 31, 2001. The new agreement has substantially the same terms as the previous agreement. Based on a

                                RAIL VAN, INC.

   December 31, 1999 and September 30, 2000 (unaudited) and 1999 (unaudited)

verbal agreement, the bank allowed the Company to exceed the maximum borrowings allowed under the line of credit for a short period of time as of September 30, 2000. The Company reduced the amount outstanding to approximately $12.6 million as of October 3, 2000. As of September 30, 2000, the Company was not in compliance with certain of the restrictive covenants contained in the revolving line-of-credit agreement; however, coincident with the sale of the Company to Pacer International, Inc. (see Note 11), all amounts outstanding under this agreement were paid and the agreement was terminated.

5. Employee Benefit Plans

   The Company provides retirement, long-term disability and health benefits to substantially all employees principally through a defined contribution plan and a group contract. Contributions are made at the discretion of the Board of Directors, and the Company reserves the right to amend or terminate the plans at any time. The plans cover substantially all employees who have met age and/or service requirements.

   The defined contribution plan is The Rail Van, Inc. Retirement Savings Plan Trust (the Plan). At December 31, 1999 and at September 30, 2000 (unaudited), the long-term disability income plan and the health benefits plan were under a group contract with Unum.

   The Plan is organized to provide a salary deferral under Section 401(k) of the Internal Revenue Code. Under the Plan, eligible employees may defer up to ten percent of their salary until retirement by making periodic contributions to the nontaxable trust. The Company matches eligible employee contributions at a rate of $.25 for each $1 of employee contributions. The Company's contributions to the Plan totaled $.1 million, $.1 million and $.1 million for the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited), respectively.

6. Leases and Related-Party Transactions

   The Company has various noncancelable operating leases for office space, equipment and automobiles.

   During the year ended December 31, 1999 and for the nine months ended September 30, 2000 (unaudited), the Company entered into several capital lease obligations for office and data processing equipment and related software. The cost of assets under capital leases was $1.2 million and $1.6 million and the accumulated amortization was $.2 million and $.3 million at December 31, 1999 and September 30, 2000 (unaudited), respectively. Future minimum annual lease payments for all leases and the present value of the net minimum lease payments for capital leases are as follows as of December 31, 1999:

                                                               Capital Operating
   For the Year Ending December 31:                            Leases   Leases
   --------------------------------                            ------- ---------
                                                                 (in millions)
   2000.......................................................  $ .4     $1.0
   2001.......................................................    .4       .9
   2002.......................................................    .3       .7
   2003.......................................................    --       --
                                                                ----     ----
     Total minimum lease payments.............................   1.1     $2.6
                                                                         ====
     Less amount representing interest........................    .1
                                                                ----
   Present value of net minimum lease payments................   1.0
     Less current maturities..................................    .2
                                                                ----
   Long-term obligation under capital leases..................  $ .8
                                                                ====

                                RAIL VAN, INC.

   December 31, 1999 and September 30, 2000 (unaudited) and 1999 (unaudited)

   Rental expense for the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited) was $2.5 million, $1.9 million and $2.0 million, respectively.

   The Company rents an aircraft from an affiliated corporation. Three of the Company's shareholders are the principal shareholders of the affiliated corporation. For the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited), total rent expense for use of the airplane was $1.0 million, $1.0 million and $.7 million, respectively.

   The Company had advances of $.1 million and $0 at December 31, 1999 and September 30, 2000 (unaudited), respectively, to an affiliated corporation to pay for general operating expenses for the aircraft. The Company received payment of the advances from the affiliated corporation in 2000. In addition, the Company had receivables from shareholders of $.2 million and $.1 million at December 31, 1999 and September 30, 2000 (unaudited), respectively.

   In April 2000, the Company entered into a 15-year building lease agreement with an entity that is 50% owned by substantially all shareholders of the Company. The lease will commence upon completion of building construction which is estimated to be in March 2001. Annual rental commitments under this lease range from $1.3 million to $1.7 million during the initial lease term. The Company had advances of $0 and $.1 million at December 31, 1999 and September 30, 2000 (unaudited), respectively, to an affiliated entity to pay for various expenses for the new building.

7. Equity Investment

   In August 1998, the Company acquired a 40% interest in Ratliff Logistics, LLC (Ratliff), a joint venture with Ratliff Trucking Corporation, Inc., a Michigan-based motor carrier, for $.1 million. The investment is accounted for using the equity method.

   Condensed financial information of Ratliff as of and for the year ended December 31, 1999 and as of and for the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited) is summarized as follows:

                                        December 31, September 30, September 30,
                                            1999         2000          1999
                                        ------------ ------------- -------------
                                                      (unaudited)   (unaudited)
                                                     (in millions)
   Current assets......................    $ 5.2         $ 3.8         $ 6.4
   Noncurrent assets...................       .8            .7            .8
   Total liabilities...................      5.4           3.8           6.8
   Members' equity.....................       .5            .7            .5
   Total revenues......................     36.1          25.8          28.1
   Net income..........................       .4            .1            .3

8. Shareholders' Equity

   The Company's common stock consists of Class A and Class B common stock. Holders of Class A common stock are entitled to one vote per share; holders of Class B common stock have no voting rights except as required by law. The Company has a close corporation agreement among its shareholders. The agreement provides for restrictions on stock transfers, sale and redemption of common stock and provisions in the event of the death, disability or retirement of a shareholder. The agreement was terminated upon the sale of the Company (see Note 11).

                                RAIL VAN, INC.

         December 31, 1999 and September 30, 2000 and 1999 (unaudited)

9. Contingencies

   The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

10. Agreements on Formation of Intermodal Joint Venture

   On July 1, 1999, the Company and Maersk, Inc. (Maersk) entered into an agreement to form Rail Van LLC and Maersk Rail Van LCC and the shareholders of the Company entered into the Rail Van Buy Sell Shareholder Agreement (Agreement). Pursuant to these agreements, on January 1, 2000, the Company contributed its operating assets and liabilities to Rail Van LLC in exchange for 99% of the member interests in Rail Van LLC, and Maersk contributed cash of $.6 million in exchange for the remaining 1% member interest in Rail Van LLC. In addition, on January 1, 2000, Maersk contributed certain of its business services to Maersk Rail Van LLC in exchange for 99% of the member interests in Maersk Rail Van LLC, and Rail Van LLC contributed cash of
$.6 million in exchange for the remaining 1% member interest in Maersk Rail Van LLC. Pursuant to the Agreement, Maersk received the right to acquire all of the outstanding shares of the Company at a price determined by a formula set forth in the Agreement. This right may be exercised on the last day of each quarter beginning September 30, 1999 through July 1, 2002 (see Note 11).

11. Subsequent Events (Unaudited)

Agreements on Formation of Intermodal Joint Venture

   Effective November 10, 2000, the Company and Maersk entered into a mutual redemption agreement to sever the relationships, rights and obligations created by the Agreement. Pursuant to the mutual redemption agreement, Maersk Rail Van LLC will pay Rail Van LLC $.6 million to redeem its 1% member interest in Maersk Rail Van LLC. In addition, Rail Van LLC will pay Maersk $.6 million to redeem its 1% member interest in Rail Van LLC.

Sale of the Company to Pacer International, Inc. and Assignment of Transportes Rail Van S. de R.L. de C.V.

   On December 22, 2000, the Company's shareholders sold all of the common stock of the Company to Pacer International, Inc. (Pacer). In connection therewith, and immediately prior to the stock sale, the Company sold its 99.97% interest in Transportes Rail Van, S. de R.L. de C.V. (Transportes) to an entity owned by substantially all selling shareholders of the Company. Transportes was organized to provide certain services to Rail Van, Inc. customers in Mexico. It is intended that these services will be provided by a different entity organized by Pacer subsequent to its acquisition of the Company. Operating revenues of Transportes for the year ended December 31, 1999 and the nine-month periods ended September 30, 2000 (unaudited) and 1999 (unaudited) were $63.0 million, $69.8 million and $59.6 million, respectively. Coincident with the acquisition of the Company, all debt outstanding under the Company's bank line of credit was refinanced by Pacer and the bank agreement was terminated. Further, the shareholder agreement referred to in Note 8 was terminated.

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